LIMITED LIABILITY COMPANY OWNERSHIP INTEREST
PURCHASE AGREEMENT

BY AND AMONG

GENEREX BIOTECHNOLOGY CORPORATION
(“GENEREX” or “BUYER”),

GLOBAL MEDICAL DIRECT, LLC
(“COMPANY”)

AND

JOSEPH CORSO, JR.,
ROBERT S. SHEA
&
MARK FRANZ

(“SELLERS”)

October 8, 2010

i

2.29	Finders or Broker Fees	22
2.30	Competitive Interest	22
2.31	Related Party Transactions	23
2.32	Related Party Obligations	23
2.33	Name; Prior Transactions	23
2.34	Permits	23
2.35	Litigation and Claims	23
2.36	Decrees, Orders or Arbitration Awards	23
2.37	Securities Laws	23
2.38	Disclaimer of Other Representations or Warranties	26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		26

3.1	Organization, Existence and Good Standing	26
3.2	Authority; No Conflict	26
3.3	Certain Proceedings	27
3.4	Generex Documents	27
3.5	Authorization of Generex Shares	28

ARTICLE IV COVENANTS OF COMPANY AND SELLERS		28

4.1	Access and Investigation	28
4.2	Operation of the Business of Company and Subsidiaries	28
4.3	Requirement; Approvals	29
4.4	Notification	29
4.5	Corso Indebtedness	29
4.6	No Solicitation or Negotiation	29
4.7	Best Efforts	30

ARTICLE V COVENANTS OF BUYER PRIOR TO CLOSING DATE		30

5.1	Approvals of Governmental Bodies	30
5.2	Best Efforts	30

ARTICLE VI CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		30

6.1	Accuracy of Representations	30
6.2	Satisfaction of Due Diligence Investigation	31
6.3	Sellers’ Performance	31
6.4	Consents	31
6.5	Amended Operating Agreement	31
6.6	Corso Indebtedness Release and Lease Termination	32
6.7	Release of Liens	32
6.8	Additional Documents	32

6.9	No Proceedings	32
6.10	No Claim Regarding Unit Ownership or Sale Proceeds	32
6.11	No Prohibition	32
6.12	Termination of Certain Contracts and Releases of Liability	33
6.13	Acquisition Financing	33
6.14	NASDAQ Approval for Issuance of Generex Shares	33

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY AND THE SELLERS TO CLOSE		33

7.1	Accuracy of Representations	33
7.2	Satisfaction of Due Diligence Investigation	33
7.3	Buyer’s Performance	33
7.4	Amended Operating Agreement	34
7.5	Additional Documents	34
7.6	No Injunction	35
7.7	NASDAQ Approval for Issuance of Generex Shares	34

ARTICLE VIII TERMINATION		34

8.1	Termination Events	34
8.2	Effect of Termination	35

ARTICLE IX INDEMNIFICATION, REMEDIES AND POST CLOSING COVENANTS		35

9.1	Survival of Representations and Warranties	35
9.2	Indemnification and Payment of Damages by Sellers	36
9.3	Indemnification and Payment of Damages by Buyer	37
9.4	Buyer Indemnification Limitation	37
9.5	Claims	37
9.6	Third Party Claims	37
9.7	Other Claims	38
9.8	Payments	38
9.9	Tax Treatment	38

ARTICLE X DEFINITIONS		39

10.1	“Accounts Receivable”	39
10.2	“Affiliate”	39
10.3	“Agreement”	39
10.4	“Amended Operating Agreement”	39
10.5	“Best Efforts”	39
10.6	“Breach”	39
10.7	“Buyer”	39

10.8	“Buyer’s Advisors”	39
10.9	“Buyer’s Closing Documents”	40
10.10	“Closing”	40
10.11	“Closing Date”	40
10.12	“Code”	40
10.13	“Control, Controls and Controlled”	40
10.14	“Company Assets”	40
10.15	“Consent” or “Consents”	40
10.16	“Contemplated Transactions”	40
10.17	“Contract”	40
10.18	“Corso Indebtedness”	41
10.19	“Damages”	41
10.20	“Employee Benefit Plan”	41
10.21	“Encumbrance”	41
10.22	“Environment”	41
10.23	“Environmental, Health, and Safety Liabilities”	41
10.24	“Environmental Law”	42
10.25	“ERISA”	42
10.26	“Escrow Agent”	42
10.27	“Escrow Agreement”.	42
10.28	“Exchange Act”	42
10.29	“Exempt Damages”	43
10.30	“Exempt Provisions”	43
10.31	“Facilities”	43
10.32	“Fiduciary”	43
10.33	“Financial Statements”	43
10.34	“GAAP”	43
10.35	“Governmental Authorization”	43
10.36	“Governmental Body”	43
10.37	“Hazardous Activity”	43
10.38	“Hazardous Materials”	43
10.39	“Indebtedness”	43
10.40	“Indemnified Persons”	43
10.41	“Intellectual Property”	44
10.42	“Intellectual Property Assets”	44
10.43	“Interim Financial Statements”	44
10.44	“IRC”	44
10.45	“IRS”	44
10.46	“Knowledge”	44
10.47	“Leased Property”	44
10.48	“Legal Requirement”	44
10.49	“Liability”	44
10.50	“Limitation”	44
10.51	“Material Adverse Change (or Effect)”	45
10.52	“Membership Interest”	45
10.53	“Occupational Safety and Health Law”	45

10.54	“Operating Agreement”	45
10.55	“Order”	45
10.56	“Ordinary Course of Business”	45
10.57	“Organizational Documents”	45
10.58	“Person”	46
10.59	Proceeding”	46
10.60	“Purchase Price”	46
10.61	“Records”	46
10.62	“Release”	46
10.63	“Sale Transaction”	46
10.64	“Securities Act”	46
10.65	“Seller” or “Sellers”	46
10.66	“Sellers’ Closing Documents”	46
10.67	“Subsidiary”	46
10.68	“Tax”	46
10.69	“Tax Return”	47
10.70	“Threat of Release”	47
10.71	“Threatened”	47
10.72	“Units”	47

ARTICLE XI GENERAL PROVISIONS		47

11.1	Obligations of Sellers	47
11.2	Audited Company Financial Statements	47
11.3	Expenses	47
11.4	Schedules	48
11.5	Public Announcements	48
11.6	Notices	48
11.7	Certain Taxes	49
11.8	Recoupment	49
11.9	Further Assurances	50
11.10	Waiver	50
11.11	Entire Agreement and Modification	50
11.12	Construction	50
11.13	Assignments; Successors; No Third Party Rights	51
11.14	Severability	51
11.15	Headings	51
11.16	Time of Essence	51
11.17	Governing Law	51
11.18	Arm’s Length Negotiations	51
11.19	Counterparts/Facsimile Signatures	51
11.20	Dispute Resolution	52

v

LIMITED LIABILITY COMPANY OWNERSHIP INTEREST

PURCHASE AGREEMENT

THIS LIMITED LIABILITY COMPANY OWNERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 8th day of October, 2010, by and among Generex Biotechnology Corporation, a Delaware corporation (“Generex” or “Buyer”), Global Medical Direct, LLC, a Kansas limited liability company (“Company”), and Joseph Corso, Jr., a New York resident (“Corso”), Robert S. Shea, a Kansas resident (“Shea”) and Mark Franz, a Kansas resident (“Franz”).  Corso, Shea and Franz are each individually referred to herein as a “Seller” and collectively and jointly and severally referred to herein as the “Sellers”.  Certain other capitalized terms used herein are defined in Article X and throughout this Agreement.

RECITALS:

A.           The Company and the Subsidiaries are engaged in the business of providing direct to consumer diabetic supplies, diabetic shoes/inserts, insulin pumps, and pharmaceutical products under the names of “Global Medical Direct” and “Global Medical Direct Pharmacy” (the “Business”).

B.           The Sellers are the owners of all the issued and outstanding units, ownership interests and other equity securities of the Company (collectively, the “Units”).

C.           Sellers desire to sell and Buyer desires to purchase an aggregate of fifty-one percent (51%) of the issued and outstanding Units (collectively, the “Membership Interest”) upon the terms and subject to the conditions, representations, warranties and covenants contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises representations, warranties and covenants herein contained, the parties agree as follows:

ARTICLE I
SALE AND TRANSFER OF MEMBERSHIP INTEREST; CLOSING

1.1           Sale and Purchase of Membership Interest.   Subject to the terms and conditions set forth in this Agreement, at the Closing, each Seller will sell, convey, assign, transfer and deliver his pro rata share of Units comprising the Membership Interest as delineated in Schedule 1.1, free and clear of any Encumbrances, to Buyer, and Buyer will purchase the Membership Interest from Sellers.

1.2           Purchase Price.   The “Purchase Price” for the Membership Interest shall be equal to the sum of the “Closing Date Consideration” and the “Anniversary Date Consideration,” if any.  The Purchase Price shall be allocated among the Sellers in the manner set forth in Schedule 1.2.  The parties agree that no fractional shares will be issued under the terms hereof and the number of Closing Date Shares will be rounded up to the nearest whole share.  In the event of changes in the outstanding common stock, par value $.001 per share of Generex (“Common Stock”), after the date of this Agreement and prior to the Closing by reason of a “Capital Adjustment”, the number of Closing Date Shares shall be adjusted by Buyer consistent with such Capital Adjustment.

1.3         Definitions.  The following defined terms are used to describe the calculation of the component parts of the Purchase Price:

1.3.1     “Anniversary Date” shall mean the first business day one calendar year after Closing.

1.3.2     “Anniversary Date Proceeds” shall mean the aggregate gross proceeds received at any time prior to the Anniversary Date by a Seller for the public resale of all, and not less than all, of the Closing Date Shares issued to such Seller at the Closing.

1.3.3     “Generex Shares” shall mean shares of Common Stock in Generex.

1.3.4     “Capital Adjustment” shall mean any stock dividend, stock split, reverse stock split, reorganization, recapitalization, merger, consolidation, liquidation, separation, combination or exchange of stock, change in Generex’s business structure or sale or transfer of all or any part of Generex’s business or assets.

1.3.5     “Closing Date Price” shall mean the value weighted average closing price per Generex Share on the then principal trading market for each of the last twenty (20) trading days prior to the Closing Date.

1.3.6     “Closing Date Shares” shall mean that number of restricted Generex Shares arrived at by dividing Five Million Dollars ($5,000,000) by the Closing Date Price.

1.3.7     “Seller’s Percentage” shall mean the percentage of the Closing Date Shares issued to each Seller in accordance with the allocation set forth in Schedule 1.2.

1.4         Closing Date Consideration.  The Closing Date Consideration shall consist of (i) Eighteen Million ($18,000,000.00) Dollars payable by wire transfer of immediately available funds to Sellers at the Closing, (ii) the Indemnification Holdback Amount, and (iii) the Closing Date Shares, which shall be issued by Generex to Sellers at Closing in the manner described in Section 1.7 below.

1.5         Indemnification Holdback Amount. Buyer shall transfer Two Million ($2,000,000.00) Dollars of the Purchase Price allocated to Joseph Corso, Jr. by wire transfer of immediately available funds (the “Indemnification Holdback Amount”) to Eckert Seamans Cherin & Mellott, LLC as escrow agent ("Escrow Agent") on the Closing Date. The Escrow Agent shall release and transfer without undue delay the Indemnification Holdback Amount in accordance with Section 9.5 of this Agreement and the Escrow Agreement to be entered into by and among the Escrow Agent, Sellers and Buyer at the Closing (“Escrow Agreement”).

1.6         Anniversary Date Consideration.  If a Seller (i) has not sold all of such Seller’s Closing Date Shares or (ii) a Seller has sold all of such Seller’s Closing Date Shares on or before the Anniversary Date and the Anniversary Date Proceeds received by that Seller are equal to or exceed the product of Five Million Dollars ($5,000,000.00) multiplied by the Seller’s Percentage, there shall be no Anniversary Date Consideration payable to that Seller.  In all other circumstances, the Anniversary Date Consideration payable to a Seller shall be the difference between (x) the product of Five Million Dollars ($5,000,000.00) multiplied by the Seller’s Percentage and (y) the Anniversary Date Proceeds.  Any Seller claiming Anniversary Date Consideration shall demonstrate that such Seller used commercially reasonable methods in the public resale of the Closing Date Shares without taking into account the possibility of receiving  Anniversary Date Consideration, including employing the manner and timing of sales that a reasonable person would use in attempting to maximize the proceeds of such sales.  The Anniversary Date Consideration, if any, due to each Seller, shall be paid by Buyer to each Seller by wire transfer of immediately available funds within ten (10) days of the Anniversary Date.

1.7         Issuance of Closing Date Shares.  All of the Generex Shares to be issued to the Sellers in satisfaction of the Closing Date Consideration shall be delivered by Generex at the Closing or, in the alternative, Generex shall deliver an irrevocable transfer agent instruction for the Generex Shares to be issued and delivered and the certificates for such Generex Shares shall be delivered to the Sellers within three (3) business days following the Closing.  Sellers and Buyer agree that notwithstanding anything contained within this Agreement to the contrary, under no circumstances shall Buyer be required to issue Generex Shares to the Sellers under the terms of this Agreement, which would constitute more than 19.99% of all of the issued and outstanding Generex Shares as of the Closing Date (the “Generex Share Maximum”).  To the extent that the application of the restriction in this Section 1.7 results in a shortfall in the satisfaction of the Closing Date Consideration, Generex shall satisfy such shortfall with the issuance of unsecured promissory notes to the Sellers (in accordance with the written designation of Sellers) for the portion of the dollar amount, if any, that Generex is precluded from satisfying with Generex Shares due to such restriction (“Promissory Notes”).  Such Promissory Notes shall be due and payable in full on the first business day that is three (3) calendar months following the Closing Date and shall bear interest at the rate of five percent (5%) per annum.

1.8         Closing.  Unless this Agreement is terminated pursuant to Section 8.1, the closing for the purchase and sale (the “Closing”) provided for in this Agreement will take place at  10:00 a.m. (local time) on (a) the later of (i) January 14, 2011, (assuming all conditions precedent set forth in Articles VI and VII  have been satisfied or waived), and (ii) the date that is one business day following the date on which all the conditions precedent set forth in Articles VI and VII have been satisfied or waived, or (b) at such other time and place as the parties may mutually agree.  Subject to the provisions of Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.8 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

1.9         Closing Obligations.

At the Closing:

1.9.1     Sellers will deliver the following to Buyer (collectively the “Sellers’ Closing Documents”):

(a)       Assignments, in accordance with the terms of this Agreement, assigning all of Sellers’ right, title and interest in and to the Membership Interest;

(b)      Release in form reasonably acceptable to Corso and Buyer, executed by Corso and his Affiliates indicating that Corso and his Affiliates have fully discharged and released the Company and its Subsidiaries from any and all Encumbrances and Liabilities relating to the Corso Indebtedness as set forth in such release (the “Corso Indebtedness Release”);

(c)       Termination of the NYC Lease, in form reasonably acceptable to Corso and Buyer, executed by the Company and 16233, LLC, the lessor without further obligation or liability on the part of the Company (“Lease Termination”);

(d)      Evidence reasonably satisfactory to Buyer that Corso and his Affiliates have executed, and caused to filed, all UCC termination statements and other written releases necessary to effect the Corso Indebtedness Release;

(e)       Amended employment agreement in form and specifying compensation reasonably acceptable to Shea and Buyer, executed by Shea (the “Shea Amended Employment Agreement”);

(f)       Amended employment agreement  in  form and specifying compensation reasonably acceptable to Franz and Buyer,  executed by Franz (the “Franz Amended Employment Agreement”);

(g)      Amended Operating Agreement of the Company generally consistent with the provisions of Section 6.5 of this Agreement and  in form reasonably acceptable to Sellers and Buyer,, executed by Sellers (the “Amended Operating Agreement”);

(h)      Escrow Agreement executed by Escrow Agent and Sellers in the form reasonably acceptable to Sellers, Buyer and Escrow Agent (“Escrow Agreement”);

(i)        The Consents;

(j)        All of the documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request;

(k)       A certificate executed by Sellers representing and warranting to Buyer that each of Sellers’ representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date;

(l)        Legal opinions from each of Sellers’ Counsel in form and covering the matters reasonably acceptable to Buyer; and

(m)      A legal opinion from Counsel to the Company in form and covering the matters reasonably acceptable to Buyer.

1.9.2     Buyer will deliver the following to Sellers (collectively the “Buyer’s Closing Documents”):

(a)       A copy of the irrevocable stock transfer instructions relating to the issuance of the Closing Date Shares, together with evidence that such instructions have been delivered to the transfer agent;

(b)      Amended Operating Agreement  executed by Buyer;

(c)       Escrow Agreement executed by Buyer ;

(d)      A legal opinion from Buyer’s counsel in form and covering the matters reasonably acceptable to Sellers;

(e)       A certificate executed by Buyer representing and warranting to Sellers that each of Buyer’s representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date; and

(f)       The Registration Rights Agreement in form reasonably acceptable to Buyer and Sellers (the “Registration Rights Agreement”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

As a material inducement to Buyer entering into this Agreement and knowing and acknowledging that Buyer is relying upon the same, the Company and each Seller hereby make to Buyer, as of the date hereof and as of the Closing Date, the representations and warranties set forth in this Article II.  All such representations and warranties set forth herein or in any other closing document delivered by Sellers to Buyer in connection herewith shall survive the Closing (and none shall merge into any instrument of conveyance), for the period of time set forth in Section 9.5 of this Agreement.  Any representation or warranty made with respect to an individual Seller is and shall be made solely by such individual and not by all Sellers.  No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.  Each section of a Schedule shall be numbered to correspond to the paragraph or section  of this Agreement to which it relates.

2.1         Organization, Existence and Good Standing.  The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its organization, with full power and authority to conduct its business as it is now being conducted, to own, lease and use the properties and assets that it purports to own, lease or use, and has the full power and authority to perform all of its material Contracts.  The Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership, leasing or use of the properties owned, leased or used by it, or the nature of the activities conducted by it, require such qualification.

2.2         Power, Authority and Enforceability of the Company.   This Agreement and all related agreements have been duly authorized and approved by the Company by all necessary action in accordance with its Organizational Documents.  Assuming the due execution and delivery hereof by Buyer, this Agreement and the related agreements executed and delivered in connection herewith constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

2.3         Power, Authority and Enforceability of Sellers.  Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents and to perform their obligations under this Agreement and the Sellers’ Closing Documents.  This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against each of them in accordance with its terms.  Upon the execution and delivery by Sellers of the Sellers’ Closing Documents, the Sellers’ Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against each of them in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

2.4         No Conflict.   Except as set forth in Schedule 2.4, neither the execution and delivery of this Agreement by Sellers and the Company, nor the consummation or performance by Sellers and the Company, of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with, result in a violation of or have any material adverse affect upon (i) any provision of the Organizational Documents of the Company, or (ii) any resolution adopted by the members of the Company; (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement, any Order to which the Company or Sellers, or any of the assets owned or used by the Company, may be subject; (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; (d) contravene, conflict with, or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or (e) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.  Except as set forth in Schedule 2.4 neither Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

2.5         Capitalization.  The outstanding Units in the Company and the outstanding capital stock of the Subsidiaries and the beneficial and record owners of such Units and shares are set forth on Schedule 2.5.  All outstanding Units of the Company are validly issued, fully paid and non-assessable, and consist solely of the Units described in Schedule 2.5.  At the Closing, the Membership Interest shall represent fifty-one percent (51%) of the issued and outstanding Units of the Company.  Sellers are and will be on the Closing Date, the legal, record and beneficial owners and holders of the Units comprising the Membership Interest, free and clear of all Encumbrances, and shall, at the Closing, transfer ownership and marketable title to the Units comprising the Membership Interest to the Buyer, free of all Encumbrances.  The Company is and will be on the Closing Date the legal record and beneficial owner of all outstanding equity securities of the Subsidiaries, free and clear of all Encumbrances.  There are no Contracts relating to the issuance, sale, or transfer of any Units or other securities of the Company, no Person has any rights to acquire any Units or securities of the Company, and there are no options, calls, warrants or other securities or rights outstanding which relate to, are convertible into or exercisable for any Units or other securities of the Company.  Schedule 2.5 sets forth, with respect to the Company, the name, address and federal taxpayer identification number of, and the number of outstanding Units legally and beneficially owned by each Seller as of the date hereof and the Closing Date.

2.6         Subsidiaries.  Each Subsidiary of the Company is listed on Schedule 2.6.  Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state set forth on Schedule 2.6, and has full corporate power to own all of its properties and assets and to carry on its business as it is now conducted, and is qualified as a foreign limited liability company and is in good standing in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification.  Other than the Subsidiaries, the Company does not own or hold, directly or indirectly, beneficially or of record, any other direct or indirect interest (whether it be limited liability company interests, partnership interests, common or preferred stock or any comparable ownership interest in any Person), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest, in any Person.

2.7         Financial Statements.  Attached hereto as Schedule 2.7 are the following financial statements of the Company (collectively “Financial Statements”): (a) the consolidated, balance sheet of the Company and Subsidiaries as of December 31, 2009, the (the “December 31, 2009 Balance Sheet”) and the related consolidated statements of operations, and statements of cash flows for the year then ended (together with the December 31, 2009 Balance Sheet, the “2009 Financial Statements”), and (b) the consolidated balance sheets of the Company and Subsidiaries as of  August 31, 2010, and the related , consolidated statements of operations, and statements of cash flows for the quarter or months then ended (collectively the “Interim Financial Statements”).  All Financial Statements are true, accurate, complete, and fully and accurately present the properties, financial condition and results of operations, changes in members' equity, and cash flow of the Company as of the respective dates and for the periods referred to in such Financial Statements in all material respects.  The Financial Statements have not been reviewed or audited by independent accountants, but Seller’s have no Knowledge of any changes to the 2009 Financial Statements which may be required upon audit, or any changes the Financial Statements necessary to conform to GAAP, in either case which would materially reduce reported income or stockholders’ equity.

2.8         Books and Records.  The books of account, business and accounting records, minute books and other records of the Company (collectively “Records”), are complete, accurate and correct in all material respects and have been maintained in accordance with reasonable business practices.  All Records have been made available to Buyer for review.  The minute books of the Company contain accurate and complete records in all material respects of all meetings held and corporate action taken by, the members of the Company, and no meeting or action of any such members has been held or taken for which minutes or written consents have not been prepared and maintained in such minute books.  Buyer has been provided with true, correct and complete copies of the Organization Documents (and all amendments thereto), and Records of the Company and the Subsidiaries, respectively.

2.9         Title to Properties; Encumbrances.   Except as indicated in Schedule 2.9, the Company and the Subsidiaries own and have absolute, good and marketable title to all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) located in the Facilities owned, leased or operated by the Company and the Subsidiaries, used in the business or operations of the Company and the Subsidiaries, or reflected in the books, Records or Financial Statements of the Company, and all properties and assets purchased or otherwise acquired by the Company and the Subsidiaries since the date of the Interim Financial Statements, except for inventory sold since said dates in the Ordinary Course of Business and consistent with past practice or other immaterial dispositions (collectively “Company Assets”).  All Company Assets are free and clear of all Encumbrances, except those Encumbrances described in Schedule 2.9, and except for such minor encumbrances as would not have a material effect on the value or use of such assets.

2.10       Real Property.

2.10.1  Neither the Company nor any Subsidiary owns any real property;

2.10.2  Schedule 2.10.2 lists and describes all real property or interests in real property leased or subleased to or by the Company and the Subsidiaries (“Leased Property”).  The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed in Schedule 2.10.2 and with respect to each such lease and sublease:

(a)       Each is legal, valid, binding, enforceable, and in full force and effect;

(b)       No Person is in Breach or default, and no event has occurred which, with or without notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(c)       There are no disputes, oral agreements, or forbearance arrangements in effect as to any lease or sublease;

(d)       The Company has received all Governmental Authorizations required in connection with the use or operation thereof and have been operated and maintained in accordance with applicable Legal Requirements; and

(e)       There are no parties (other than the Company) in possession or control of any parcel of Leased Property.

2.11       Condition and Sufficiency of Assets.  Except as disclosed in Schedule 2.11, to the knowledge of the Sellers the Facilities and the Company Assets are structurally sound, in good operating condition and repair, and are adequate for the uses to which they are being put and to conduct the Business, and none of such Facilities or the Company Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  All personal property, fixtures, machinery and equipment owned or used by the Company and the Subsidiaries are in good operating condition and repair.

2.12       Accounts Receivable.  All accounts receivable of the Company that are reflected in the Interim Financial Statements or in the accounting records of the Company as of the Closing Date represent and, at the Closing, will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Receivable are and at the Closing will be current and collectible, in full, subject to no offsets or defenses, except for the amount of any respective reserves shown in the Interim Financial Statements (which reserves are adequate and calculated in accordance with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Financial Statements represented and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging).

2.13       Inventory.   All inventory of the Company and the Subsidiaries, whether or not reflected in the Financial Statements, consists and, at the Closing, will consist of good quality and reasonable quantity, fully usable and salable within the six (6) month period following the Closing Date in the Ordinary Course of Business.  All inventories of the Company and the Subsidiaries have been priced at the lower of cost or market on a first in, first out basis in accordance with reasonable and consistent accounting practices.  The quantities of each item of inventory of the Company and the Subsidiaries are not excessive and are reasonable in the present circumstances of the Company and the Subsidiaries.

2.14       No Undisclosed Liabilities.  Except as set forth in Schedule 2.14, the Company has no Liabilities except for liabilities reflected in the Interim Financial Statements and current liabilities for trade payables and accrued operating expenses incurred in the Ordinary Course of Business since the date of the Interim Financial Statements.

2.15       Taxes.

2.15.1   The Company and the Subsidiaries have filed or caused to be filed, on a timely basis including lawful extensions, all Tax Returns that are or were required to be filed by or with respect to them, pursuant to applicable Legal Requirements.  The Company and the Subsidiaries have paid all Taxes that have or may have become due pursuant to those Tax Returns, any Legal Requirement or otherwise, or pursuant to any assessment received by Sellers or the Company.

2.15.2   Neither the Company nor any Subsidiary has never been audited by the Internal Revenue Service.  Neither Sellers nor the Company have given or been requested to give waivers or extensions (or are or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes by the Company or any Subsidiary or for which the Company or a Subsidiary may be liable.

2.15.3   All Taxes that the Company and the Subsidiaries are or were required by Legal Requirements to pay, withhold or collect have been duly paid, withheld or collected and, to the full extent required, have been timely paid to the proper Governmental Body or other Person.  The Company and the Subsidiaries have no Liability for Taxes, except for Taxes reserved in its Interim Financial Statement and accrued in the Ordinary Course of Business since the date thereof.

2.15.4   All Tax Returns filed by the Company and the Subsidiaries are true, correct, and complete in all material respects and exact copies of all Tax Returns filed by the Company and the Subsidiaries during the six (6) year period preceding the date hereof have been delivered to Buyer, or such shorter period as the Company and its Subsidiaries have been in existence.

2.15.5   Schedule 2.15.5 describes all tax elections and consents filed by the Company and the Subsidiaries with any Governmental Body.

2.15.6   No issues have been raised and are currently pending by any taxing authority in connection with any of the Returns and none of the Sellers has Knowledge of any such issues based upon personal contact of any employee of the Company and the Subsidiaries with any agent of a taxing authority.

2.15.7   No Seller is a Person other than a United States person within the meaning of the Code and the Contemplated Transactions are not subject to the withholding provisions of section 3406 or subchapter A of Chapter 3 of the Code.

2.15.8   The Company and the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder, or other third party.

2.16       Bank Accounts.  Schedule 2.16 contains a list showing: (1) the name of each bank, safe deposit company or other financial institution in which the Company or any of the Subsidiaries has an account, lock box or safe deposit box; (2) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or any of the Subsidiaries; and (3) all instruments or agreements to which the Company or any of the Subsidiaries is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the Ordinary Course of Business.

2.17       Employee Benefits.

2.17.1   Schedule 2.17.1 describes each Employee Benefit Plan that the Company or any Subsidiary maintains or to which the Company or any Subsidiary contributes and each Employee Benefit Plan that the Company or any Subsidiary formerly maintained or to which the Company or any Subsidiary ever contributed in the past five (5) years.

2.17.2   Each Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the IRC and all other Legal Requirements and all required filings, returns, reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been timely filed or distributed appropriately with respect to each such Employee Benefit Plan as required by ERISA, the IRC and all Legal Requirements.

2.17.3   All required contributions (including all employer contributions and employee salary reduction contributions) have been paid to each Employee Benefit Plan and all required contributions for any period ending on or before the Closing Date which are not yet due have been and shall be accrued and reserved in each of the Company’s and any Subsidiary’s respective Interim Financial Statements and books and records.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan.

2.17.4   No funding or asset deficiency of any kind exists under any Employee Benefit Plan.

2.17.5   Sellers have delivered to Buyer correct and complete copies of all Employee Benefit Plans, including without limitation, all agreements, plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the five (5) most recent Form 5500 Annual Reports, and all related trust agreements, insurance contracts and other funding agreements which implement or relate to each Employee Benefit Plan.

2.17.6   No such Employee Benefit Plan has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC within the past five (5) years.  No proceeding by the PBGC to terminate any such Employee Benefit Plan has been instituted or threatened.

2.17.7   To the knowledge of the Sellers and the Company, there have been no prohibited transactions with respect to any such Employee Benefit Plan.  To the knowledge of the Sellers and the Company, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No action, suit, proceeding, complaint, grievance, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the knowledge of the Sellers and the Company threatened.  Neither the Company (or employees with responsibility for employee benefits matters) nor the Sellers have any Knowledge of any basis for any such action, suit, grievance, complaint, proceeding, hearing or investigation.

2.17.8     The Company has not incurred, and neither the Sellers nor the members, managers, directors or officers (and employees with responsibility for employee benefits matters) of any Subsidiary have any reason to expect that the Company or any Subsidiary will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Benefit Plan.

2.17.9     Neither the Company nor any Subsidiary contributes to, ever has contributed to, or ever has been required to contribute to any Multi-Employer Plan or has any Liability (including withdrawal Liability) under any Multi-Employer Plan.

2.17.10   Except as disclosed in Schedule 2.17.10, neither the Company nor any Subsidiary maintains, has ever maintained, has ever contributed, or has ever been required to contribute to any Defined Benefit Plan, Employee Benefit Plan or any arrangement providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents, other than continuation coverage required by ERISA, the IRS and applicable state law.

2.17.11   Neither the Company nor any Subsidiary has any Liability arising from any Employee Plan, except for any liability reflected in the Company’s Interim Financial Statement or as accrued in the Ordinary Course of Business since the date of such Interim Financial Statement.

2.18       Compliance with Legal Requirements.  Except as set forth in Schedule 2.18:

2.18.1      The Company and each Subsidiary is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to be in compliance would not have a Material Adverse Effect.

2.18.2      No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company or any Subsidiary under, or a failure on the part of the Company or any Subsidiary to comply with, any Legal Requirement, except where such violation would not have a Material Adverse Effect, or (ii) may give rise to any obligation on the part of the Company or any Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

2.18.3      No Seller or the Company or any subsidiary has received any notice nor other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company or any Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

2.18.4     The Company is qualified for participation in the Medicare and certain Medicaid programs.  The Company has not received any notice indicating that such qualification may be terminated or withdrawn, nor does the Company or any Seller have any reason to believe that such qualification may be terminated or withdrawn.  The Company has timely filed, in all material respects, all claims or reports required to be filed with respect to the purchase of products or services by third party payors (including, without limitation, Medicare and Medicaid), and all such claims or reports are complete and accurate in all material respects.  Neither the Company nor any Subsidiary has any material liability to any payor with respect thereto.

2.18.5     The Company and the Subsidiaries have complied with all applicable health care laws (including, in each case, any regulations issued pursuant thereto) including (i) the Social Security Act, as amended, including criminal penalties for acts involving Federal health care programs, commonly referred to as the “Federal Anti-Kick-Back Statute”, (ii) Federal laws prohibiting certain referrals, commonly referred to as the “Stark Statute”, (iii) the Federal False Claims Act, as amended (iv) the Health Insurance Portability and Accountability Act of 1996, and (v) all statutes and regulations relating to the possession, distribution, maintenance and documentation of controlled substances.

2.18.6     No personnel of the Company or any Subsidiary during such person’s employment therewith has been convicted of, charged with or investigated for (a) Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. section 1320a-7b(f)) related offense, or, convicted of, charged with or investigated for a violation of any federal or state law relating to fraud, theft embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of investigation or controlled substances in connection with the Company or any Subsidiary’s activities, or, to the Sellers’ Knowledge, in connection with any other activities.  To the Knowledge of the Sellers, no personnel of the Company or any Subsidiary during such person’s employment therewith has been excluded or suspended from participation in Medicare, Medicaid or any other Federal Heath Care Program or has been debarred, suspended or otherwise ineligible to participate in federal programs.  No personnel of the Company or any Subsidiary during such persons employment therewith has, in connection with the Company or any Subsidiary’s activities, or, to the Sellers’ Knowledge, in connection with any other activities, committed any offense which may reasonably serve as the basis for any such exclusion, suspension debarment or other ineligibility.  To the Knowledge of the Sellers, the Company and the Subsidiaries have not arranged or contracted with any individual that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program or other federal program.

2.19       Governmental Authorizations.

2.19.1     Schedule 2.19.1 contains a complete and correct list of each Governmental Authorization that is held by the Company and the Subsidiaries or that otherwise relates to the business of, or to any of the assets owned or used by, the Company and the Subsidiaries.  Each Governmental Authorization listed or required to be listed in Schedule 2.19.1 is valid and in full force and effect.  The Company and each Subsidiary has complied in all material respects with all conditions and requirements for, or relating to, all Governmental Authorizations.

2.19.2     The Governmental Authorizations listed in Schedule 2.19.2 collectively constitute all of the Governmental Authorizations necessary to permit the Company and the Subsidiaries to lawfully conduct and operate their respective businesses in the manner as currently conducted and as conducted during the previous five (5) years, and to permit the Company and the Subsidiaries to own and use their assets in the manner in which they currently own and use such assets.

2.19.3     No Seller or the Company or any Subsidiary has received any notice or other communication regarding any actual, alleged or potential (i) violation or failure to comply with any Governmental Authorization by the Company or any Subsidiary or (ii) revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization held by the Company or any Subsidiary.

2.20       Legal Proceedings; Orders.
2.20.1     Except as disclosed in Schedule 2.20, there is no pending Proceeding:  (a) that has been commenced by or against the Company or any Subsidiary or that otherwise relates to or may affect the business of, or any of the assets owned, leased or used by the Company or any Subsidiary; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  No such Proceeding has been Threatened in writing, or orally to the Knowledge of the Sellers or the Company, and no Proceeding has been terminated (by adjudication, settlement or otherwise) within the last five (5) years.  To Sellers’ Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding; and

2.20.2     There is currently no Order to which the Company, any Subsidiary, Seller (with respect to the Company or a Subsidiary) or any of the Company’s or any Subsidiary’s businesses or any of the assets owned, leased or used by the Company or any Subsidiary, is subject.  Each of the Company and its Subsidiaries has complied with all Orders to which it, or any of the assets owned or used has been subject.

2.21       Absence of Certain Changes and Events.  Except as set forth in Schedule 2.21, since the date of the Interim Financial Statements, each of the Company and its Subsidiaries has conducted its business only in the Ordinary Course of Business and there has not been any:

2.21.1     Change in the Company’s or any Subsidiary’s authorized or issued Units, equity securities, grant of any option or right to purchase Units or equity interests of the Company or any Subsidiary, or declaration or payment of any dividend or other distribution or payment in respect of Units or equity securities;

2.21.2     Amendment to the Organizational Documents of the Company or any Subsidiary;

2.21.3     Payment of any bonuses to or any increase in any salaries, wages, benefits or other compensation of any member, director, officer, employee, agent or Representative of the Company or any Subsidiary or entry into any employment or severance agreement or arrangement, or any other Contract with such Person, other than in the Ordinary Course of Business, consistent with past practice;

2.21.4     Payment or accrual of any bonuses, commissions or other distributions to any Seller or any Affiliate or relative of any Seller, except as provided pursuant to any agreement between the Company and such Seller and disclosed on Schedule 2.21;

2.21.5     Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan;

2.21.6     Damage to or destruction or loss of any asset or property of the Company or any Subsidiary, whether or not covered by insurance, in excess of $5,000;

2.21.7     Entry into, termination of, or receipt of notice of termination of any Contract or transaction outside the Ordinary Course of Business or which involves a total remaining commitment by or to the Company or any Subsidiary of at least $5,000;

2.21.8     Sale (other than sales of inventory in the Ordinary Course of Business), license, lease, or other disposition of any asset or property of the Company or any Subsidiary in excess of $5,000 or imposition of any Encumbrance on any asset or property of the Company or any Subsidiary;

2.21.9     Cancellation, settlement, or waiver of any claims or rights of or against the Company or any Subsidiary in excess of $5,000;

2.21.10   Change in any of the accounting methods or principles used by the Company or any Subsidiary;

2.21.11   Entry into of any Contract by the Company or any Subsidiary to do any of the foregoing;

2.21.12   Sale or transfer of any portion of the Company’s or any Subsidiary’s assets or property that would be material to any of the Company or the Subsidiaries, individually or taken as a whole, except for sales of its inventory and transfers of cash in payment of trade payables, all in the Ordinary Course of Business;

2.21.13   Loss, or any interruption in use, of any assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

2.21.14   Payment or declaration of any dividends or distributions or other payments to its members or Affiliates, other than normal employment compensation paid in the Ordinary Course of Business;

2.21.15   Material change in the conduct or nature of any aspect of the Business, whether or not made in the Ordinary Course of Business and whether or not the change had a Material Adverse Effect;

2.21.16   Payment of accounts payable or delay in collection of accounts receivables, in each case other than in the Ordinary Course of Business;

2.21.17   Hiring of any employee who has an annual salary of $ 75,000 or more;

2.21.18   Termination of any employee who had an annual salary of $75,000 or more; or

2.21.19   Without limitation by the enumeration of any of the foregoing, entered into any material transaction other than in the Ordinary Course of Business.  The foregoing representations and warranties shall not be deemed to be breached by virtue of the entry by Sellers into this Agreement or their consummation of the Contemplated Transactions.

2.22       Contracts; No Defaults.  Schedule 2.22.1 contains a true, correct and complete list, and Sellers have delivered to Buyer true, correct and complete copies, of:

(a)       Each existing Contract that involves the furnishing or performance of services, or the delivery, sale, lease or transfer of goods, materials or products, by the Company or any Subsidiary in an amount or value in excess of $10,000;

(b)      Each existing Contract that involves the furnishing or performance of services to, or the purchase, lease or receipt of goods, materials, inventory, supplies, products or other personal property by the Company or any Subsidiary in an amount or value in excess of $10,000;

(c)       Each existing lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property;

(d)      Each existing Contract under which the Company or any Subsidiary has created, incurred, assumed or guaranteed any indebtedness for borrowed money, has incurred any capitalized lease obligation, or under which any of its tangible or intangible assets, are Encumbered;

(e)       Each existing licensing agreement or other Contract with respect to any Intellectual Property Assets, including, without limitation, agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(f)       Each existing profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan, arrangement, contract or Employee Benefit Plan for the benefit of its current or former directors, officers, and employees, except for Employee Benefits Plans disclosed in Schedule 2.17;

(g)      Each offer or agreement for the employment of or receipt of any services from any Person on a full-time, part-time, consulting, commission or any other basis, except for offers or agreements which could not require the payment of more than $75,000 per annum and oral agreements of employment that are terminable by the Company and the Subsidiaries at will and without any Liability;

(h)      Each existing joint venture or partnership agreement or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits, losses, costs, or liabilities by the Company or any Subsidiary with any other Person;

(i)        Each existing Contract containing covenants that in any way purport to restrict the business activity of the Company or any Subsidiary or limit the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person;

(j)        Each existing Contract for capital expenditures in excess of $10,000;

(k)       Each existing warranty, guaranty, or other similar undertaking extended by the Company or any Subsidiary for or with respect to any Person;

(l)        Each existing Contract under which the Company or any Subsidiary has advanced, guaranteed or loaned any amount to or for the benefit of any of its respective directors, officers, employees or Representatives;

(m)      Each existing Contract with any employee, officer, director, members, sales representative, consultant, distributor, Representative or agent of the Company or any Subsidiary;

(n)      Each existing Contract relating to Intellectual Property Assets;

(o)      Each existing Contract not entered into in the Ordinary Course of Business; and

(p)      Each existing Contract relating to confidentiality or noncompetition.

2.22.2     Except as set forth in Schedule 2.22.2, each Contract is in full force and effect and is valid and enforceable in accordance with its terms.

2.22.3     Except as set forth in Schedule 2.22.3 with respect to each Contract (including, without limitation, those Contracts and agreements disclosed or required to be disclosed in Schedule 2.22.1):

(a)       Each of the Company and the Subsidiaries is, and at all times has been, in full compliance with all applicable terms and requirements of each Contract, except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect on the Business;

(b)           To Seller’s Knowledge, each other Person that has or had any obligation or liability under any Contract is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract; except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect on the Business;

(c)           To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or any Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

(d)           To Seller’s Knowledge, neither the Company nor any Subsidiary has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, default under or termination or cancellation of, any Contract.

2.23           Material Adverse Changes.  Neither the Company nor any Subsidiary has suffered or been threatened with, and Sellers have no Knowledge of any facts which may cause or result in, any Material Adverse Change to the Company or any Subsidiary or its business or assets and no event has occurred or circumstance exists that may result in a Material Adverse Change to the Company or any Subsidiary.  Since the Financial Statement Date, there has not been  a material change in the aggregate amount of trade receivables of the Company and the Subsidiaries or the aging thereof, or a material change in the level of the inventory of the Company and the Subsidiaries.

2.24           Insurance.  Schedule 2.24 sets forth a description with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company and any Subsidiary has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past six (6) years, including (a) the name, address and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;(c) the policy number and the period of coverage; (d) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.  With respect to each such insurance policy:  (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (iii) neither the Company nor any Subsidiary or any other Person is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (iv) no Person has repudiated any provision thereof.  Each of the Company and its Subsidiaries has been covered since its inception by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.  Schedule 2.24 describes any self-insurance arrangements affecting the Company and any Subsidiary.

2.25           Environmental Matters.  Except as set forth in Schedule 2.25:

2.25.1   Each of the Company and its Subsidiaries is, and at all times has been, in compliance with, and is not in violation of or liable under, any Environmental Law and has never engaged in any Hazardous Activity.  No Seller or the Company or any Subsidiary, has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible, received, any actual or Threatened Order, notice or other communication from any Governmental Body or Person, or the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller, the Company or any Subsidiary has had an interest.

2.25.2   To the Knowledge of Sellers there are no pending, potential or Threatened claims or Encumbrances arising under or pursuant to any Environmental Law, or any Environmental, Health and Safety Liabilities, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers, the Company or any Subsidiary have ever used, possessed or occupied.

2.25.3   To the Knowledge of Sellers neither the Company nor any Subsidiary, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health and Safety Liabilities, including without limitation, those with respect to the Facilities or with respect to any other properties or assets (whether real, personal, or mixed) in which Sellers, the Company or any Subsidiary (or any predecessor), have ever used, possessed or occupied.

2.26           Employees/Representatives.

2.26.1   Schedule 2.26.1 contains a complete and accurate list of the following information for each employee, officer, director, member or manager of the Company or any Subsidiary, including each employee on leave of absence or layoff status: (a) name; (b) date of hire, (c) job title; (d) current compensation and bonus paid or payable; (e) vacation accrued; (f) service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan and (g) all other unpaid compensation, bonus and overtime pay, accrued or payable for any period prior to the Closing.

2.26.2   No employee, officer, director, member or manager of the Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer or director and any other Person.

2.26.3   Schedule 2.26.3 also contains a complete and accurate list of the following information for each retired employee or director of the Company and any Subsidiary, or their dependents, receiving benefits or eligible to receive benefits in the future: (a) name, (b) benefit, (c) payment option election, (d) retiree medical insurance coverage, (e) retiree life insurance coverage, and (f) other benefits.

2.26.4   Schedule 2.26.4 lists each current sales representative, commissioned salesperson, consultant or other agent or representative of the Company or any Subsidiary(“Representatives”) and all former Representatives terminated within the last three (3) years or to which the Company or any Subsidiary owes any Liability, along with a complete description of the compensation or Liability payable to such Representatives and all Contracts relating thereto, and Sellers have delivered to Buyer a true and complete copy of each such Contract and/or all amendments thereto.

2.26.5   Except for the written resignations expressly required by this Agreement, to Sellers’ Knowledge, no Representative, director, officer, or other employee of the Company or any Subsidiary intends to terminate or materially alter his or her employment or other business relationship with the Company or any Subsidiary.  Neither Sellers, the Company nor any Subsidiary has received any notice of termination or resignation from any current director, officer, employee, agent or Representative of the Company or any Subsidiary.

2.27           Labor Relations; Compliance.  Each of the Company and its Subsidiaries has not been nor is a party to any collective bargaining or other labor Contract.  There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company or any Subsidiary relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or any Subsidiary or its premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of the Sellers and the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by the Company or any Subsidiary, and no such action is contemplated by the Company or any Subsidiary.  Each of the Company and its Subsidiaries has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.  None of the Company or its Subsidiaries is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing or other Legal Requirements.

2.28           Intellectual Property.

2.28.1   Excluding licenses for non-customized commercial software having an annual license fee of less than $1,000 per seat, per user, per CPU, or per site, as applicable, Schedule 2.28.1 contains a complete and accurate list of all Contracts in which third parties grant rights in Intellectual Property to the Company or any Subsidiary.

2.28.2   Schedule 2.28.2 contains a complete and accurate list of all Contracts in which the Company or any Subsidiary has granted rights in Intellectual Property Assets to third parties.

2.28.3   Schedule 2.28.3 contains a complete and accurate list of all Intellectual Property Assets that are registered, or for which an application to register has been filed, with the USPTO or the U.S. Copyright Office.  Except as set forth in Schedule 2.28.3, the Company and its Subsidiaries are the owners of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and the Company and its Subsidiaries collectively have the sole and undiminished right to the Intellectual Property Assets without any Liability for royalties or other payments to a third party.  Neither the Sellers, nor the Sellers' agents or employees, hold any Encumbrance, or have any ownership or other claim of right, enjoyment, or interest in any of the Intellectual Property Assets set forth in Schedule 2.28.3, and all such Intellectual Property Assets created by an employee of the Company or any Subsidiary were created during the term of and in the course of such employee’s employment.

(a)           Except as set forth in Schedule 2.28.3, all of the issued Patents,  registered Marks and registered Copyrights owned by the Company and its Subsidiaries are properly filed and registered, are in compliance with all current Legal Requirements (including payment of filing and examination fees and proofs of use) which cannot be subsequently complied with, are not subject to past due maintenance fees, royalty fees, Taxes or Proceedings or Liabilities, and to the Knowledge of Sellers are valid and enforceable.

(b)           No Patent, Mark, or Copyright of the Intellectual Property Assets has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding.

(c)           Except as described in Schedule 2.28.3 no Intellectual Property Asset violates or infringes upon any rights of any Person or has been challenged or threatened in any way other than by official actions of the USPTO.

(d)           All products sold under an issued patent of Intellectual Property Assets have been marked with the proper notice of the Patent.

(e)           The Company and each Subsidiary has taken such precautions to protect the secrecy and confidentiality of Trade Secrets of the Intellectual Property Assets as are required to maintain trade secret status under applicable state law.

2.28.4   Schedule 2.28.4 sets forth a complete and accurate list of all material unregistered trademarks and service marks of the Intellectual Property Assets and included in the operation of its business.

2.28.5   The Company and its Subsidiaries are properly licensed to use the non-customized commercially available software currently in use by them.

2.28.6   Except as set forth in Schedule 2.28.6,  the conduct of the Company’s and the Subsidiaries’ respective Businesses and the exercise of their respective rights relating to the Intellectual Property Assets does not infringe upon or otherwise violate the Intellectual Property of any Person.

2.28.7   Except as set forth in Schedule 2.28.7, to the Sellers’ Knowledge, no Person is infringing upon or otherwise violating any of the Intellectual Property Assets listed by Sellers in Schedules 2.28.2, 2.28.3 or 2.28.4.

2.28.8   Except as set forth in Schedule 2.28.8, there are no pending claims, of any Persons, other than official actions of the USPTO, relating to the scope, ownership or use of any of the Intellectual Property Assets scheduled by Sellers in Schedule 2.28.3.

2.28.9   Except as indicated in Schedule 2.28.3, the Company or one of its Subsidiaries are listed in the records of the USPTO or U.S. Copyright Office as the sole owner of record of the Patents, registered Marks, or registered Copyrights listed in Schedule 2.28.3.

2.28.10  Except as indicated in Schedule 2.28.3, each copyright registration, patent, registered trademark and application therefore listed in Schedule 2.28.3 has been duly maintained, including the submission of all necessary filings to date in accordance with the legal and administrative requirements of the USPTO or the U. S. Copyright Office, as applicable, to avoid abandonment.

2.28.11  All software owned by the Company or one of its Subsidiaries was either developed by employees of the Company or of one of the Subsidiaries within the scope of their employment; or by independent contractors who have assigned their rights to the Company or one of the Subsidiaries pursuant to written agreements.

2.28.12  Schedule 2.28.12 sets forth a complete and accurate list of all domain names used by the Company or any Subsidiary and the applicable registrar and expiration date of the current registration.  Each domain name set forth in Schedule 2.28.14 is currently registered with an ICANN-sanctioned registrar, and to the Sellers’ Knowledge, no third party other than ICANN has rights in the domain names superior to the Acquired Companies.

2.29           Finders or Broker Fees.  Except as set forth on Schedule 2.29, there are no broker commissions, finder’s fees or other payments of like nature payable to any Person in connection with the Contemplated Transactions, and in no event will Buyer or the Company have any Liability for any fee or commission including, but not limited to, any finders’, originators’ or brokers’ fee in connection with the Contemplated Transactions.

2.30           Competitive Interest.  Except as otherwise set forth in Schedule 2.30, none of the Sellers and no officer, director or, to the Knowledge of the Sellers and the Company, no other employee of the Company or any Subsidiary, owns, directly or indirectly, any interests or has any business or enterprise which is a competitor or potential competitor of the Company or any Subsidiary (excluding ownership of less than five percent (5%) of any public company).

2.31           Related Party Transactions.  Except as set forth on Schedule 2.31, during the past five (5)  years, all of the transactions by the Company and each Subsidiary has been conducted on an arm’s length basis.  No portions of the sales or other ongoing business relationship of the Company or any Subsidiary is dependent upon any familial relationship of Sellers or of any of the managers, officers, directors or other employees of the Company or any Subsidiary.  Neither the Company nor any Subsidiary has engaged in any purchase, lease, sale or other transaction involving any Seller, any officer, director, employee or Representative of the Company or any Subsidiary, any of their respective representatives, or any Person owned or controlled, in whole or in part, by any such parties, within the last five (5) years.  No property or interest in any property (including designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Business, is presently owned by or leased by or to any Related Party. Neither the Company, any of the Subsidiaries nor any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Business (excluding ownership of less than five percent (5%) of any public company).

2.32           Related Party Obligations.  Schedule 2.32 is a list of all amounts owed by or to the Company and Subsidiary to or from a Seller and a description of the nature or reason for such obligation (“Related Party Obligations”).  The Related Party Obligations owed to the Company and any Subsidiary are current and collectible, in full, subject to no off-sets or defenses, and will be collected in full without any set-off, in accordance with their terms.

2.33           Name; Prior Transactions.  All names under which the Company and Subsidiary does business as of the date hereof is specified on Schedule 2.33.  Except as set forth on Schedule 2.33, neither the Company nor any Subsidiary has changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past five (5) years.

2.34           Permits.  Schedule 2.34 contains a true and correct list of, and the Company and the Subsidiaries possess, all Permits which are required in order for the Company and the Subsidiaries to conduct their Business as presently conducted or proposed to be conducted.  The Company has delivered complete and accurate copies of each Permit to Buyer.

2.35           Securities Laws.   Each Seller represents and warrants to Buyer as follows as to such Seller:

2.35.1   Such Seller that is an individual is a citizen of the United States and either a resident of the State of Kansas or the State of New York.

2.35.2   Such Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.  Such Seller is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision similar to that involved in the purchase of Generex Shares, and has requested, received, reviewed and considered all information it deemed relevant to evaluating the merits and risks of the prospective investment in and making an informed decision to purchase Generex Shares.

2.35.3   The following legend will be placed on each certificate or statement representing Generex Shares now or hereafter held by each Seller:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND SHALL NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER HEREOF UNLESS AND UNTIL THEY ARE SO REGISTERED OR THEY ARE DETERMINED TO BE EXEMPT FROM REGISTRATION ON THE BASIS OF A FAVORABLE OPINION OF THE COMPANY’S COUNSEL AND/OR SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO SUCH COUNSEL THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW.

2.35.4   Except as specified in this Agreement and the Registration Rights Agreement, Generex has not agreed to register any of the Generex Shares for distribution in accordance with the provisions of the Securities Act or any applicable State securities law, and Generex has not agreed to comply with any exemption from registration under the Securities Act or any applicable State securities law for the resale of such stock.  Consequently, each Seller may be required to hold the Generex Shares indefinitely, unless and until such registration is effective under the Securities Act and any applicable State securities law, unless an exemption from registration is available, in which case each Seller may still be limited as to the number of shares of stock that may be sold by it.  In any case, each Seller will not sell, assign, pledge, hypothecate, donate or otherwise transfer (whether or not for consideration) unless and until such stock is registered or determined to be exempt from registration on the basis of a favorable opinion of Generex’s counsel and/or submission to Generex of such other evidence as may be reasonably satisfactory to Generex or such counsel that any such transfer shall not be in violation of the Securities Act or any applicable State securities law.

2.35.5   Due to restrictions on the transferability of Generex Shares pursuant to applicable federal and state securities laws in the absence of registration, the terms of this Agreement, and the Registration Rights Agreement, it may not be possible to liquidate the stock readily (or at all) in case of an emergency or otherwise, and the investment in Generex Shares involves a certain degree of risk and each Seller has taken full cognizance of and understands all of the risks associated therewith.

2.35.6   Such Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks associated with the investment in Generex Shares or that it has obtained the advice of an attorney, certified public accountant or registered investment advisor with respect thereto.

2.35.7   Such Seller has adequate means of providing for his own current needs and possible personal contingencies and that he has no need for liquidity in his investment in Generex Shares and he is able to bear the economic risks of such an investment for an indefinite period, including a complete loss of such investment.

2.35.8   Each Seller has acquired Generex Shares for his own account for investment purposes only and not for the account of others and not with a view to the distribution or public resale thereof, except pursuant to a registration statement effective under the Securities Act and applicable state securities laws.

2.35.9   Each Seller has had an opportunity to ask questions and receive answers concerning his investment in Generex Shares and to obtain any additional information which Buyer possesses or can obtain without unreasonable effort and expense that might be necessary in his judgment to verify any information which has been provided to him.

2.35.10 Each Seller acknowledges that Generex has the authority to issue additional shares of stock and that Generex may issue additional shares of stock from time to time.  The issuance of additional shares of stock may cause dilution of the existing shares of common stock and may decrease the purchase price of the shares of common stock.

2.35.11 Each Seller is not purchasing the Generex Shares as a result of any advertisement, article, notice or other communication regarding Generex Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

2.35.12 Each Seller acknowledges that the Generex Shares are being offered and sold to him by Buyer in reliance on specific exemptions from the registration requirements of the Securities Act and applicable state securities laws and that Buyer is relying on the truth and accuracy of, and each Seller’s compliance with, the representations, covenants, warranties, agreements, acknowledgments and understandings of each Seller set forth herein in order to determine the availability of such exemptions and the eligibility of each Seller to acquire the Generex Shares.

2.35.13 Such Seller has thoroughly reviewed the representations, warranties and covenants of Buyer contained in this Agreement, together with the Schedules thereto and the reports filed under the Exchange Act by Generex (the “Generex Documents” and together with this Agreement and the Schedules thereto, collectively the “Disclosure Documents”) prior to making this investment in the Generex Shares.  Such Seller has been granted a reasonable time prior to the date hereof during which it has had the opportunity to obtain such additional information as it deems necessary to permit it to make an informed decision with respect to the purchase of Generex Shares.  After examination of the Disclosure Documents, each Seller is fully aware of the business prospects, financial condition, risks associated with investment and the operating history relating to Generex as disclosed in such Disclosure Documents, and therefore in purchasing Generex Shares, each Seller is not relying upon any information other than information contained in the Disclosure Documents.  Such Seller acknowledges that he has independently evaluated the merits of the transactions contemplated by this Agreement, that he has independently determined to enter into the transactions contemplated hereby, that he is not relying on any advice from or evaluation by any other Seller, and that he is not acting in concert with any other Seller in making its purchase of Generex Shares hereunder.

2.35.14 Each Seller covenants, for himself and his professional advisors and agents, that he has and will from the date hereof maintain in confidence all Disclosure Documents (other than the Generex Documents) received from Buyer, unless and until such information (a) is or becomes generally publicly available other than through a violation of this provision by any Seller or his agents or (b) is required to be disclosed in legal proceedings (such as by deposition, interrogatory, request for documents, subpoena, civil investigation demand, filing with any governmental authority or similar process); provided, however, that before making any disclosure in reliance on this Section, each Seller will give Buyer at least fifteen (15) days prior written notice (or such shorter period as required by law) specifying the circumstances giving rise thereto and will furnish only that portion of the non-public information which is legally required and will exercise his commercially reasonable efforts to ensure that confidential treatment will be accorded any non-public information so furnished.

2.36           Disclaimer of Other Representations or Warranties.  No representation or warranty of Sellers in this Agreement and no statement in the Schedules omits to state any fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.  Except as expressly set forth in this Article II, the Company and Sellers make no representation or warranty, express or implied, at law or equity, in respect to the Company, its Subsidiaries, or any of their respective assets, liabilities or operations.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Sellers and Company entering into this Agreement and knowing and acknowledging that the Sellers and Company are relying upon the same, Buyer makes, as of the date hereof and as of the Closing Date, the following representations and warranties to the Sellers and Company:

3.1             Organization, Existence and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

3.2             Authority; No Conflict.

3.2.1     This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of the Buyer's Closing Documents, the Buyer's Closing Documents executed by Buyer will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.  Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

3.2.2     Except as set forth in Schedule 3.2.2, neither the execution and delivery of this Agreement by Buyer, nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(a)           Any provision of Buyer's Organizational Documents;

(b)           Any resolution adopted by the board of directors or the stockholders of Buyer;

(c)           Any Legal Requirement or Order to which Buyer may be subject; or

(d)           Any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 3.2.2, Buyer is not required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3             Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the knowledge of Buyer, no such Proceeding has been Threatened.

3.4             Generex Documents.

3.4.1     As of the date hereof, none of the Generex Documents contained or contains, and none of the filings to be made by Generex with the Securities and Exchange Commission (the “SEC”) under the Exchange Act between the date hereof and the Closing Date will contain, any untrue statement of material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

3.4.2     As of their respective dates, the audited and unaudited consolidated financial statements of Generex include (or incorporated by reference) in the Generex Documents were prepared (or will have been prepared) in all material respects in accordance with GAAP applied on a consistent basis during the periods therein indicated (except as may be indicated in the notes thereto) and presented fairly (or will present fairly) the consolidated financial position of Generex and the consolidated results of operations and changes in consolidated financial position or cash flows for the periods presented therein, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

3.4.3     The representations made in Sections 3.4.1 and 3.4.2 are subject to the understanding that there may be SEC comments outstanding with respect to Generex’s SEC filings from time to time.  On the business day prior to Closing, Generex will provide copies of any comments and responses outstanding at such time.

3.5             Authorization of Generex Shares. The Generex Shares to be issued and delivered to the Sellers under the terms of this Agreement will be when issued, validly issued, fully paid and non assessable.

ARTICLE IV
COVENANTS OF COMPANY AND SELLERS

The Company and Sellers, jointly and severally, make the following covenants to Buyer:

4.1             Access and Investigation.  Between the date of this Agreement and the Closing Date, Sellers, the Company and the Subsidiaries will during normal business hours and upon reasonable notice (a) afford Buyer and its representatives, attorneys, accountants, auditors and prospective lenders and their representatives (collectively “Buyer's Advisors”) full and free access to the Company’s and the Subsidiaries’ personnel, properties, suppliers, vendors, customers, employees, Contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

4.2             Operation of the Business of Company and Subsidiaries.  Between the date of this Agreement and the Closing Date, Sellers, the Company and each Subsidiary shall:

4.2.1     Conduct the business of the Company and each Subsidiary only in the Ordinary Course of Business;

4.2.2     Use the same efforts as they would use in the absence of this Agreement, and in any event no less than reasonable efforts to preserve intact the current business organization of the Company and each Subsidiary, keep available the services of the current officers, key employees, and Representatives of the Company and each Subsidiary, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having material business relationships with the Company and each Subsidiary;

4.2.3     Confer with Buyer concerning operational matters of a material nature;

4.2.4     Report periodically to Buyer concerning the status of the business, operations, and finances of the Company and each Subsidiary, including, without limitation, promptly providing monthly financial statements to the Buyer;

4.2.5     Not permit the Company or any Subsidiary to materially increase the amounts of any Related Party Obligations owed by the Company or such Subsidiary or enter into any new Related Party Transactions;

4.2.6     Not take any affirmative action, or fail to take any action which may reasonably result in any Breach, failure, error or misrepresentation under any representation, warranty, covenant or provision of this Agreement or in any Material Adverse Effect to the Company or any Subsidiary or its business, prospects, assets, liabilities or rights; and

4.2.7     Not pay or declare any dividends or distributions in excess of the Company’s net profits through the date of Closing.  .

4.3             Requirement; Approvals.  As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company and each Subsidiary to, make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions.  Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and each Subsidiary to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transaction, and (b) cooperate with Buyer in obtaining all Consents identified in Schedule 2.4.

4.4             Notification.  Between the date of this Agreement and the Closing Date, the Sellers will promptly notify Buyer in writing if any Seller, the Company or any Subsidiary becomes aware of a material Breach of any of Sellers’ representations and warranties as of the date of this Agreement. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of a Seller in this Article IV or of the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely.  Notwithstanding anything contained in this Section 4.4, no disclosure, supplement to Schedule or other action taken by Sellers as required or described herein shall be deemed to amend or supplement this Agreement or any Schedule, or to cure any misrepresentation, Breach or failure of Sellers under this Agreement or to waive any right or remedy of Buyer for such misrepresentation, Breach or failure.

4.5             Corso Indebtedness. All Indebtedness of the Company and any Subsidiary owed (directly or indirectly) to Corso or any Affiliates of Corso, and all past and future obligations under any contract between the Company and any Subsidiary and Corso of any Affiliate of Corso, including but not limited to the existing lease for premises in New York, New York (“NYC Lease”), and any Encumbrances or Liabilities related thereto (collectively, “Corso Indebtedness”), shall be terminated, discharged and released by Corso and Affiliates of Corso in their entirety on or before Closing as set forth in the Corso Indebtedness Release and the Lease Termination.

4.6             No Solicitation or Negotiation.  Until such time, if any, as this Agreement is terminated pursuant to Article VIII, the Company, the Subsidiaries and the Sellers shall not, and will cause each member, director, officer, employee, agent or representative of the Company or any Subsidiary not to, directly or indirectly (a) present any expression of interest, request for proposal, offer, proposal, inquiry, information or agreement to, or have any contact with, any Person (other than Buyer) regarding any actual or potential Sale Transaction, or (b) invite, solicit, initiate, facilitate or encourage any inquiries, proposals or offers from, discuss or negotiate with, provide any information or response to, cooperate in any way regarding, or consider the merits of, any request, offer, information, inquiry or proposal from any Person (other than Buyer) relating in any way to any Sale Transaction. The Company and the Sellers jointly and severally agree that immediately upon the receipt of any inquiry, proposal or other communication relating in any way to a Sale Transaction, they shall notify Buyer of same and shall provide copies of all such inquiries, proposals and communications to Buyer, together with a detailed summary of all such discussions and communications relating thereto.

4.7             Best Efforts.  Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Article VI to be satisfied.

ARTICLE V
COVENANTS OF BUYER PRIOR TO CLOSING DATE

Buyer makes the following covenants to Sellers and the Company:

5.1             Approvals of Governmental Bodies.  As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.  Between the date of this Agreement and the Closing Date, Buyer will cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and cooperate with Sellers in obtaining all Consents identified in Schedule 2.4; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

5.2             Acquisition Financing. Prior to the Closing, Buyer shall seek to obtain financing to fund the Contemplated Transaction as well as the to fund Buyer’s anticipated funding requirements for clinical trials and other current initiatives during the twelve months following Closing (the “Acquisition Financing”), which financing may include a debt component under which Buyer and/or its Subsidiaries will be the sole borrower(s) (the “Debt Component”) and that such Debt Component shall be secured by, inter alia, an irrevocable and unconditional pledge of the Membership Interest by Buyer.  The parties agree that the Company shall not be a borrower or a guarantor of the Debt Component.

5.2             Best Efforts.  Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Article VII to be satisfied.

ARTICLE VI
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

All of Buyer's obligations under this Agreement, including, without limitation, Buyer’s obligations to purchase the Membership Interest and to take the other actions required to be taken by Buyer under this Agreement or at the Closing, including the payment of the Purchase Price and issuance or delivery of the Closing Date Shares, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

6.1             Accuracy of Representations.  All of Sellers’ representations and warranties in this Agreement, individually and in the aggregate, must be and remain accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

6.2             Satisfaction of Due Diligence Investigation. Buyer and Buyer’s Advisors shall have undertaken their own investigation of the condition of the Company and the Subsidiaries, including personnel, properties, suppliers, vendors, customers, employees, Contracts, Records and other financial, operating, and other data and information and any such matters relating to the Company and the Subsidiaries as Buyers and Buyer’s Advisors deem relevant with respect to the Membership Interest, and Buyer shall be satisfied, in its reasonable discretion, with the results of such investigation.

6.3             Sellers’ Performance.

6.3.1     All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, individually and in the aggregate, must have been duly and fully performed and complied with in all material respects.

6.3.2     Each document, agreement, instrument or certificate required to be executed and/or delivered by Sellers shall have been duly executed and/or delivered, as applicable.

6.4             Consents.  Each of the Consents must have been obtained and must be in full force and effect.

6.5             Amended Operating Agreement.  The Parties shall have entered into the Amended Operating Agreement Amended Operating Agreement shall include the provisions enumerated below and any necessary conforming revisions:

6.5.1     Right of First Refusal.  As long as Buyer or its Affiliates hold the Membership Interest, (i) Buyer shall have a right of first refusal in respect of any proposed transfer or disposition of Units held by any Seller and (ii) Sellers shall have a right of right of first refusal in respect of any proposed transfer or disposition of the Membership Interest (other than to an Affiliate of Buyer) exercisable by each Seller on a pro rata basis.

6.5.2     Option to Purchase.  Following the Closing and for a period  specified in the Amended Operating Agreement, Buyer shall have an option to purchase all, and not less than all, of the remaining forty-nine percent (49%) of the Units of the Company on the terms and conditions set forth in the Amended Operating Agreement.

6.5.3      Company’s Board of Managers.  The Company shall be governed by a Board of Managers, rather than the members of the Company.  The Board of Managers shall be comprised of six Managers, three of whom shall be appointed by Buyer and three of whom shall be the Sellers.  A majority vote of the Managers shall be required for all actions of the Company, with the exception of the actions set forth in Section 7.2 of Operating Agreement which shall require unanimous consent of the Managers.

6.5.4     No Encumbrances on Company Assets.  Neither Buyer, on the one hand, nor Sellers, on the other, shall have a right to encumber the Company’s assets without unanimous prior consent of the other.

6.6             Corso Indebtedness Release and Lease Termination.  The Corso Indebtedness shall have been fully discharged and released, and Corso and Affiliates of Corso shall have executed and delivered the Corso Indebtedness Release.

6.7             Release of Liens.  The security interests and liens on the assets of the Company and the Subsidiaries held by the secured parties listed on Schedule 6.7 other than security interest of CoreFirst Bank shall have been terminated on or before closing or Buyer shall otherwise be satisfied based upon written confirmation from such secured parties that they will terminate such security interests immediately following the Closing..

6.8             Additional Documents.  Each of the following documents must have been delivered to Buyer:

6.8.1     An opinion from each of Sellers’ legal counsel as described in Section 1.9;

6.8.2     An opinion of counsel to the Company, as described in Section 1.9; and

6.8.3     Such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers’ representations and warranties, (ii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Article VI, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

6.9             No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

6.10           No Claim Regarding Unit Ownership or Sale Proceeds.  There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Units or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Membership Interest.

6.11           No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

6.12           Acquisition Financing. Buyer shall have secured the Acquisition Financing on terms satisfactory to Buyer in its sole and unfettered discretion.

6.13           NASDAQ Approval for Issuance of Generex Shares.  Receipt of approval by Generex from the NASDAQ Stock Market for the issuance of the Generex Shares.

6.14           Resolution of CoreFirst Bank.  The Sellers and Buyer shall have mutually agreed upon the disposition of the Company’s Line of Credit with CoreFirst Bank.

6.15           Funding of Working Capital.  The Sellers and Buyer shall have mutually agreed to the amount of working capital required to by the Company upon Closing; Generex shall have funded 51% of such amount and the Sellers’ shall have funded 49%.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATION OF
COMPANY AND THE SELLERS TO CLOSE

All of the obligations of the Company and the Sellers under this Agreement, including, without limitation, Sellers’ obligation to sell the Membership Interest and to take the other actions required to be taken by Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by all of the Sellers, in whole or in part):

7.1             Accuracy of Representations.  All of Buyer's representations and warranties in this Agreement, individually and in the aggregate, must be and remain accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2             Satisfaction of Due Diligence Investigation. Sellers and their representatives shall have undertaken their own investigation of the condition of Buyer, including the Disclosure Documents and other data and information and any such matters as Sellers and their representatives deem relevant with respect to Buyer, and Sellers shall be satisfied, in their reasonable discretion, with the results of such investigation.

7.3             Buyer’s Performance.

7.3.1     All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, individually and in the aggregate, must have been duly and fully performed and complied with in all material respects.

7.3.2     Each document, agreement, instrument or certificate required to be executed and/or delivered by Buyer shall have been duly executed and/or delivered, as applicable.

7.4             Amended Operating Agreement.  The Parties shall have entered into the Amended Operating Agreement which Amended Operating Agreement shall include the provisions set forth in Sections 6.4.1 through 6.4.4.

7.5              Additional Documents.

7.5.1     An opinion from Buyer’s legal counsel as described in Section 1.9; and

7.5.2     Buyer must have caused to be delivered to Sellers such documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Article VII, or (iv)  otherwise facilitating the consummation of any of the Contemplated Transactions.

7.6             No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Membership Interests by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.7             NASDAQ Approval for Issuance of Generex Shares.  Receipt of approval by Generex from the NASDAQ Stock Market for the issuance of the Generex Shares.

7.8             Corso Consulting Agreement.  The Company shall have entered into a Consulting Agreement in form reasonably acceptable to Buyer and Corso (the “Corso Consulting Agreement”).

7.9             Resolution of CoreFirst Bank.  The Sellers and Buyer shall have mutually agreed upon the disposition of the Company’s Line of Credit with CoreFirst Bank.

7.10           Funding of Working Capital.  The Sellers and Buyer shall have mutually agreed to the amount of working capital required to by the Company upon Closing; Generex shall have funded 51% of such amount and the Sellers’ shall have funded 49%.

ARTICLE VIII
TERMINATION

8.1             Termination Events.  This Agreement may, by notice given prior to or at the Closing, be terminated:

8.1.1     By either Buyer or Sellers if a Breach of any provision of this Agreement has been committed by the other party and such Breach has not been cured within twenty (20) days of written notice form the non Breaching Party or otherwise waived in writing;

8.1.2     By (a) Buyer if any of the conditions in Article VI have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived in writing such condition on or before the Closing Date; or (b) Sellers, if any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived in writing such condition on or before the Closing Date;

8.1.3     By mutual written consent of Buyer and Sellers;

8.1.4     By either Buyer or Seller if agreement cannot be reasonably reached between the parties as to the final form of the Shea Amended Employment Agreement, the Franz Amended Employment Agreement, the Corso Consulting Agreement or the Amended Operating Agreement of the Company; or

8.1.5     By either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to fully comply with its obligations under this Agreement) on or before January 31, 2011 or such later date as the parties may agree upon.

8.2             Effect of Termination.  Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 2.37.14, 11.1, 11.3 and 11.5 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE IX
INDEMNIFICATION, REMEDIES AND POST CLOSING COVENANTS

9.1             Survival of Representations and Warranties.  All of the representations and warranties of Sellers contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter, except for the representations and warranties contained in Sections 2.15 and 2.25 which shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations for governmental or other third party claims which would constitute a breach of such representations, and except for the representations and warranties contained in Sections 2.2, 2.3, 2.4, 2.5, 2.6 and 2.9 (“Exempt Provisions”) which shall survive the Closing and continue in full force and effect forever thereafter in perpetuity. Each representation, warranty, covenant and agreement of the Sellers contained in this Agreement is independent of each other representation, warranty, covenant and agreement.  All representations and warranties of Buyer under this Agreement, shall survive the Closing and continue for a period of eighteen (18) months thereafter.

9.2             Indemnification and Payment of Damages by Sellers.  Subject to Section 9.4 hereof, Sellers, jointly and severally, will indemnify, defend and hold harmless Buyer, its subsidiaries and Affiliates, and their respective representatives, stockholders, members, partners, officers, directors, attorneys, employees, agents and controlling Persons, and each of their Affiliates (collectively the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any Damages, arising, directly or indirectly, from or in connection with:

9.2.1     Any Breach of any representation or warranty made by Sellers in this Agreement, the Schedules, the supplements to the Schedules, or any other agreement, certificate or document executed or delivered by Sellers pursuant to this Agreement;

9.2.2     Any Breach of any covenant or obligation of Sellers or the Company in this Agreement;

9.2.3     Any Liability or claim for any Tax which relates to any period prior to or including the Closing Date and not reserved in the Interim Financial Statements or accrued from the operations of the Company or any Subsidiary in the Ordinary Course of Business since the date of the Interim Financial Statements and reflected in the books and records of the Company or such Subsidiary;

9.2.4     Any Liability of the Company or any Subsidiary incurred or arising from any circumstances or events prior to or as of the Closing Date which is not reflected on the Interim Financial Statement, except for accounts payable and accrued expenses incurred from the operations of the Company or any Subsidiary in the Ordinary Course of Business since the date of the Interim Financial Statement and reflected in the books and records of the Company or such Subsidiary;

9.2.5     Any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions or any other transaction; and

9.2.6     Any Liability or claim for workers' compensation benefits, health, life or other insurance benefits, or any other employee benefits or claims by or for any of the employees or Representatives of the Company or any Subsidiary arising from or relating to any occurrence during any period prior to or including the Closing Date, except to the extent fully covered and paid for by insurance.

9.3             Indemnification and Payment of Damages by Buyer.  Buyer will indemnify and hold Sellers, their heirs and successors (“Seller Indemnified Parties”) harmless, and will pay to Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any agreement, certificate or document executed or delivered by Buyer pursuant to this Agreement, and (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement. Notwithstanding the forgoing, except for the “Seller Exempt Damages” (as hereinafter defined), Buyer shall not have any obligation to indemnify, defend and hold any Seller Indemnified Persons harmless from and against any Damages until Seller Indemnified Persons collectively have suffered Damages on a combined basis in excess of Fifty Thousand ($50,000.00) Dollars (the “Seller Basket”), after which point Buyer will be obligated to indemnify, defend and hold Seller Indemnified Persons harmless from and against all Damages in excess of the Seller Basket.  For purposes of this Agreement, the “Seller Exempt Damages” shall mean Damages arising out of any intentional Breach or fraud by Buyer. Except as otherwise provided herein, the maximum liability of Buyer for indemnification under this Article IX shall be limited to Five Million ($5,000,0000.00) Dollars (the “Seller Limitation”).  The Seller Limitation, however shall not apply to any Seller Exempt Damages .

9.4             Buyer Indemnification Limitations.  Except for the “Exempt Damages” (as hereinafter defined), Sellers shall not have any obligation to indemnify, defend and hold Buyer Indemnified Persons harmless from and against any Damages until Buyer Indemnified Persons have suffered Damages on a combined basis in excess of Fifty Thousand ($50,000.00) Dollars (the “Basket”), after which point Sellers will be jointly and severally obligated to indemnify, defend and hold Buyer Indemnified Persons harmless from and against all Damages in excess of the Basket.  For purposes of this Agreement, the “Exempt Damages” shall mean Damages arising out of (i) any intentional Breach or fraud by Sellers, (ii) any Breach in any of the Exempt Provisions, and/or (iii) any Breach under Sections 4.1, 4.2, 4.5, 4.6 or 4.7 hereof.  Notwithstanding anything contained herein to the contrary, it is expressly agreed that Buyer shall be indemnified from the first dollar of Damages which are Exempt Damages and the Exempt Damages shall not be subject to the Basket.  Except as otherwise provided herein, Corso shall have no liability for indemnification under this Article IX in excess of the Indemnification Holdback Account (the “Corso Limitation”) and the maximum liability of the other Sellers for indemnification under this Article IX shall be limited to the Purchase Price (the “Limitation”).  The Corso Limitation, however, shall not apply to any fraud by Sellers or intentional breach by Corso and the Limitation shall not apply to any Exempt Damages other than Damages arising from a breach of Sections 4.1, 4.2 or 4.7.

9.5             Claims. Sellers and Buyer shall, in a timely manner, provide each other notice of (a) all third party actions, suits, proceedings, claims, demands and assessments subject to the indemnification provisions of this Article IX (collectively, “Third Party Claims”) brought at any time following the date hereof, and (b) all other claims or demands for indemnification pursuant to the provisions of this Article IX.

9.6             Third Party Claims.  A Party against whom a Third Party Claim is brought shall make available to the indemnifying party (at the cost of the indemnifying party) all relevant information material to the defense of such claim. The indemnifying party shall have the right to control the defense of all Third Party Claims with counsel of its choice.  The indemnified party shall have the right to elect to join in the defense of any Third Party Claim at its sole expense, and no claim shall be settled or compromised without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed.

9.7             Other Claims.  A party who asserts a claim for indemnification other than a Third Party Claim shall provide in the notice to the indemnifying parties the nature and the amount of the Damages asserted.  If the indemnifying parties, within a period of fifteen (15) days after the giving of the indemnitee’s notice, shall not give written notice to the indemnitee announcing their intention to contest such assertion of the indemnitee, such assertion of the indemnitee shall be deemed accepted and the amount of the Damages shall be deemed established.  If, however, the indemnifying parties contest the assertion of the Damages, within the 15-day period, the indemnitee shall have the right to bring suit to resolve the contested assertion.  The indemnitee and the indemnifying parties may agree in writing, at any time, as to the existence and the amount of the Damages, and upon the execution of such agreement, such Damages shall be deemed established.  Notwithstanding anything to the contrary contained in this Agreement, for purposes of satisfying Sellers’ indemnification obligations, if any indemnification claim is made against one or more of the Sellers, such Seller(s) shall have the option to satisfy such Seller’s obligations paying all or any portion of the claim by reconveying Generex Shares received hereunder.  If a Seller opts to reconvey any Generex Shares, each Generex Share shall have a value equal to the average closing price per Generex Share for each of the last ten (10) trading days prior to the date such shares are tendered for reconveyance.  If a Seller opts to reconvey any Generex Shares prior to the Anniversary Date pursuant to this Section 9.8, such Seller shall have no right to recover any Anniversary Date Consideration with respect to such reconveyed Generex Shares, and if the Seller otherwise sells all of such Seller’s Closing Date Shares, the amount of Anniversary Date Consideration, if any, due to such Seller shall be calculated by reducing such Sellers proportionate share of the Closing Date Shares taking into account the reconveyance.  .

9.8             Payments.  Payment of any Damages by an indemnifying party to an Indemnified Person shall first be made by a release from the Indemnification Holdback Account by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement and, after such time as all of the Indemnification Holdback Amount has been released by the Escrow Agent, then shall be made within 10 days of written notice of the claim or the resolution of any dispute as to such claim.

9.9             Kingdom Business Services Arbitration.  The Company is the respondent to a demand for arbitration filed with the American Arbitration Association by Kingdom Business Services, LLC (the "Arbitration") relating to claims arising prior to the Closing Date.  The Company shall continue to pay the reasonable attorneys’ fees and other costs of the Arbitration after Closing up to a maximum aggregate amount of $100,000 (inclusive of amounts spent prior to Closing); if such cap is reached, the Company shall not pay any further fees or costs without the consent of the Buyer, which consent will not be unreasonably withheld.  Any monetary recovery in favor of the Company shall first be applied to reimburse the Company for all of its expenses, and any remainder shall be paid to the Sellers, in such proportion as they may agree.  Any monetary award against the Company shall be paid by the Sellers, jointly and severally.  In addition, in the event of a monetary award against the Company, the Sellers shall reimburse the Company for all attorneys fees’ and other costs of the Arbitration incurred by the Company after Closing, or, alternatively, will pay Buyer an amount equal to 51% of such attorneys’ fees and costs.  The obligations of the Sellers under this Section 9.9 shall be in lieu of their obligations to indemnify Buyer for any award against the Company or costs arising from the Arbitration; provided that any breach of the Sellers’ obligations under this Section 9.9 shall be Damages subject to indemnification under Section 9.2, but shall not be subject to the Basket, the Limitation or the Corso Limitation.  In the event that such Damages arise from any fraudulent conduct of a Seller, such Damages shall be Exempt Damages.  The Company shall not settle the Arbitration, appeal any award against it nor commence litigation in place of the Arbitration without the consent of the Buyer, which consent will not be unreasonably withheld.

9.10           Tax Treatment.  For all Tax purposes, the parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this ARTICLE XI as an adjustment to the Purchase Price.

ARTICLE X
DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

10.1           “Accounts Receivable” shall mean all of the Company’s and the Subsidiaries’ trade accounts receivable, notes receivable, negotiable instruments and chattel paper.

10.2           “Affiliate” shall mean with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person including in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses.

10.3           “Agreement” shall mean this Agreement and all exhibits and Schedules referenced herein.

10.4           “Amended Operating Agreement” shall mean the Amended Operating Agreement in the form attached hereto as Exhibit 1.9.1(g).

10.5           “Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

10.6           “Breach” shall mean a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement, any Schedule or any instrument delivered pursuant to this Agreement and will be deemed to have occurred if there is or has been (a) any inaccuracy in, failure or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, whether material or otherwise or (b) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision.

10.7           “Buyer”shall mean that entity identified as Buyer in the introductory section of this Agreement.

10.8           “Buyer’s Advisors” shall have the meaning as set forth in Section 4.1 of this Agreement.

10.9           “Buyer’s Closing Documents” shall have the meaning as set forth in Section 1.9.2 of this Agreement.

10.10         “Closing” shall have the meaning as set forth in Section 1.8 of this Agreement.

10.11         “Closing Date” shall mean the date and time as of which the Closing actually takes place.

10.12         “Code” means the Internal Revenue Code of 1986, as amended.

10.13         “Control, Controls and Controlled” means the ownership, directly or indirectly of 50.1% or more of the voting equity securities of a Person.

10.14         “Company Assets” shall have the meaning as set forth in Section 2.9 of this Agreement.

10.15         “Consent” or “Consents” shall mean any approval, consent, ratification, waiver, or other authorization (including, without limitation, any Governmental Authorization) of any Person (i) listed in Schedule 2.4, (ii) Schedule 3.2.2 or (iii) required to be obtained in order to consummate the Contemplated Transactions.

10.16         “Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, including, without limitation:

10.16.1          The sale of the Units by Sellers to Buyer;

10.16.2          The execution, delivery, and performance of the Corso Indebtedness Release and the Lease Termination;

10.16.3          The execution, delivery, and performance of the Amended Operating Agreement and the Amended Employment Agreements of Shea and Franz;

10.16.4          The performance by Buyer and Sellers of their respective covenants and obligations under this Agreement;

10.16.5          Buyer's acquisition and ownership of the Membership Interest and participation in the management of the Company;

10.16.6          Generex’s registration for resale of Generex Shares under the terms of the Registration Rights Agreement.

10.17         “Contract” shall mean any agreement (or group of related agreements), contract, obligation, option, commitment, promise or understanding (whether written or oral and whether expressed or implied) (a) under which the Company or any Subsidiary has or may acquire any rights, (b) under which the Company or any Subsidiary has or may become subject to any obligation or Liability, (c) by which the Company or any Subsidiary or any of the assets owned or used by it is or may become bound, or (d) which may relate to, establish or restrict any rights or obligations affecting the Membership Interest or any present or future securities of the Company.

10.18         “Corso Indebtedness” shall mean have the meaning set forth in Section 4.5.

10.19         “Damages” shall mean all Liabilities, obligations, Taxes, liens, assessments, levies, losses, fines, penalties, claims, damages (including incidental and consequential damages), costs, fees and expenses, diminution in value, and any increase in insurance premiums or rates as a result of such Damages, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses incurred in defending any claims, whether or not involving a Third Party claim, but net of insurance proceeds received in reimbursement of any Damages.  For purposes of determining the Damages to Buyer, any Liability, obligations, Taxes, liens, assessments, levies, losses, fines, penalties, claims, damages (including incidental and consequential damages), costs, fees and expenses, diminution in value, and any increase in insurance premiums or rates occurring to the Company shall be deemed Damages suffered by Buyer.

10.20         “Employee Benefit Plan” shall mean any qualified and/or non-qualified fringe benefit, disability, health, medical, life insurance, supplemental compensation, incentive, wage continuation, retirement, pension, profit sharing, bonus, deferred compensation, stock ownership or other plan, trust, policy or arrangement involving any past, present or future employee, consultant, representative, or agent of the Company or any Subsidiary, including without limitation any plan, program or arrangement defined in or relevant to any provision of ERISA.

10.21         “Encumbrance” shall mean any charge, claim, community property or dower interest, mortgage, equitable interest, lien, option, pledge, security interest, right of first refusal, contract, Liability or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership. Encumbrances do not include (a) liens for taxes not yet due and payable, and (b) liens securing rental payments under capital lease arrangements,.

10.22         “Environment” shall mean any soil, land surface or subsurface strata, surface waters (including, without limitation, navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream, sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

10.23         “Environmental, Health, and Safety Liabilities” shall mean any cost, damage, expense, Liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law including, without limitation, any costs, damage, financial responsibility, expenses, liabilities, obligations or other Liability for, arising out of or relating to:

10.23.1          The presence, generation, use, handling, transport, recycling, reclamation, disposal, treatment, storage or release of any Hazardous Material;

10.23.2          Any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

10.23.3          Fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial and inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

10.23.4          Any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by any applicable Environmental Law or any Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; and/or

10.23.5          Any other compliance, corrective, investigative, or remedial measures required under any Environmental Law or any Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include, without limitation, the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

10.24         “Environmental Law” shall mean any Legal Requirement that governs, regulates, requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of Hazardous Materials, violations of permitted discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting natural resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants or oil; (g) cleaning up Hazardous Materials; (h) Hazardous Activities, Hazardous Materials, pollutants, petroleum products, oil or asbestos.

10.25         “ERISA” shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

10.26         “Escrow Agent” shall have the meaning set forth in Section 1.5

10.27         “Escrow Agreement” shall have the meaning set forth in Section 1.5.

10.28         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

10.29         “Exempt Damages” shall have the same meaning as set forth in Section 9.4.

10.30         “Exempt Provisions” shall have the same meaning as set forth in Section 9.5.

10.31         “Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned, operated or managed by the Company or any Subsidiary and any buildings, plants, structures, or equipment currently or formerly owned, leased or operated by the Company or any Subsidiary.

10.32         “Fiduciary” shall have the meaning as defined in ERISA §3(21).

10.33         “Financial Statements” shall have the meaning set forth in Section 2.7.

10.34         “GAAP” shall mean the United States generally accepted accounting principles, consistently applied.

10.35         “Governmental Authorization” shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

10.36         “Governmental Body” shall mean any: (a) federal, state, local, municipal, foreign, or other government; or (b) governmental or quasi-governmental authority of any nature, including without limitation, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal;

10.37         “Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

10.38         “Hazardous Materials” shall mean any waste or other substance that is listed, regulated, defined, designated, or classified under, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant pursuant to, any Environmental Law and shall include materials or equipment containing polychlorinated biphenyls or asbestos in any form but shall specifically exclude those substances that are used, stored, distributed, transported or handled by the Company and the Sellers in the Ordinary Course of Business.

10.39         “Indebtedness” of the Company and the Subsidiaries means all Liabilities, and all interest, fees, prepayment penalties, cancellation charges and other costs and charges relating thereto, of the Company and the Subsidiaries, except for the Current Liabilities and intercompany payables, including without limitation, all Liabilities which (i) in accordance with GAAP should be classified upon a balance sheet as indebtedness; (ii) are for borrowed money or purchase money financing; (iii) are secured by any Lien or other charge upon any property or assets; (iv) are created or arise under any conditional sale or other title retention agreement with respect to any property; and/or (v) arise under any capitalized leases (as defined under GAAP).

10.40         “Indemnified Persons” shall have the meaning as set forth in Section 9.2 of this Agreement.

10.41         “Intellectual Property” shall include the following: (a) all trade names, registered and unregistered trademarks and service marks, including applications for registration of trademarks (collectively “Marks”); (b) all patents and patent applications including provisional applications (collectively “Patents”); (c) all copyrights in both published works and unpublished works (“Copyrights”); and (d) all trade secrets, and confidential information of any Person (including customer lists, software, technical information, inventions, discoveries, data, process technology, plans, drawings, and blue prints maintained as confidential by such Person) (collectively “Trade Secrets”).

10.42         “Intellectual Property Assets” shall mean all Intellectual Property owned by the Company or any Subsidiary.

10.43         “Interim Financial Statements” shall have the meaning as set forth in Section 2.7 of this Agreement.

10.44         “IRC” shall mean the Internal Revenue Code of 1986, as amended or any successor law, and all U. S. Treasury regulations and rulings issued by the IRS or any Governmental Authority pursuant to the Internal Revenue Code or any successor law.

10.45         “IRS” shall mean the United States Internal Revenue Service or any successor agency, and the United States Department of the Treasury.

10.46         “Knowledge” of any Person shall be deemed to include a particular fact or other matter if: (a) such Person is actually aware of such fact or other matter; or (b) a reasonable Person could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.  A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served within the prior twelve (12) months, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

10.47         “Leased Property” shall have the meaning as set forth in Section 2.10.2 of this Agreement.

10.48         “Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, operational memorandum, guidance documents, policy, charter, ordinance, rule, code, principle of common law, case, decision, regulation, statute, or treaty including, without limitation, Environmental Laws, Occupational Safety and Health Laws, Orders, ERISA and the IRC.

10.49         “Liability” shall mean any liability or obligation whether known or unknown, foreseeable or unforeseeable, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, whether or not required by GAAP to be reserved or provided for on a balance sheet.

10.50         “Limitation” shall have the meaning set forth in Section 9.6 of this Agreement.

10.51         “Material Adverse Change (or Effect)” means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, business or prospects of any Person which change (or effect), individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, business of such Person, provided that none of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Change (or Effect):  (a) any adverse change, event, development, or effect arising from or relating to (1) changes in United States generally accepted accounting principles, (2) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (3) the taking of any action contemplated by this Agreement and any of the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Buyer has Knowledge as of the date hereof, and (c) any adverse change in or effect of the Business of Company and its Subsidiaries that is cured by Sellers before the earlier of  (1) Closing Date, and (2) the date on which this Agreement is terminated pursuant to Section 8.1 hereof.

10.52         “Membership Interest” shall have the meaning set forth in recital C of this Agreement.

10.53         “Occupational Safety and Health Law” shall mean any Legal Requirement which governs, regulates or relates to safety and health conditions or is designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

10.54         “Operating Agreement” shall mean the Operating Agreement of Global Medical Direct, LLC dated as of June 30, 2008.

10.55         “Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

10.56         “Ordinary Course of Business” shall mean an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

10.57         “Organizational Documents” shall mean, in the case of a corporation, the articles or certificates of incorporation and the bylaws, including any amendments thereto or restatements thereof, and all resolutions of the Board of Directors and stockholders of such corporation, and in the case of a limited liability company, the articles of organization or certificates of fact, including any amendments thereto or restatements thereof, the limited liability company agreement, and all resolutions of the Board of Managers, Board of Governors, members, unit holders or equity holders.

10.58         “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

10.59         Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator or Person.

10.60         “Purchase Price” shall have the meaning as set forth in the Section 1.2 of this Agreement.

10.61         “Records” shall have the meaning as set forth in Section 2.8 of this Agreement.

10.62         “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

10.63         “Sale Transaction” shall mean any transaction or series of transactions involving the sale of the business or assets (other than sales of inventory in the Ordinary Course of Business) of the Company or any Subsidiary, or any of the Units or any equity interest or capital stock of the Company, or any merger, consolidation, joint venture, partnership, shares exchange, reorganization, business combination, or similar transaction involving the Company.

10.64         “Securities Act” shall mean the Securities Act of 1933, as amended.

10.65         “Seller” or “Sellers” shall mean those persons identified as Sellers in the introductory Section of this Agreement and shall mean each and every Seller.

10.66         “Sellers’ Closing Documents” shall have the meaning as set forth in Section 1.9.1 of this Agreement.

10.67         “Subsidiary” means, with respect to the Company, a corporation, partnership, limited liability company or other entity of which the Company owns, directly or indirectly, such number of outstanding shares, membership interests or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity, or which entitles the Company to more than 50% of the assets of such entity upon liquidation and dissolution.  The term “Subsidiaries” means each such subsidiary taken together and includes all entities set forth in Section 2.6 of the Disclosure Schedule.

10.68         “Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC §59(A)), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, assessment or charge by a Governmental Body of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

10.69         “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

10.70         “Threat of Release” shall mean a reasonable possibility of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

10.71         “Threatened” shall mean a claim, Proceeding, dispute, action, or other matter if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter may be asserted, commenced, taken, or otherwise pursued in the future.

10.72         “Units” shall have the meaning set forth in Recital B of this Agreement.

ARTICLE XI
GENERAL PROVISIONS

11.1           Obligations of Sellers.  Notwithstanding anything contained in this Agreement to the contrary, all liabilities and obligations of Sellers (or any Seller) arising under or in connection with any term or provision of this Agreement shall be deemed joint and several among all Sellers, whether or not the particular text or provision so indicates.

11.2           Audited Company Financial Statements.  Following the Closing and at Buyer’s sole cost and expense, Buyer’s independent outside auditors shall audit the Company’s (i) balance sheets for the fiscal years ending December 31, 2009 and December 31, 2010, which balance sheets shall be prepared pursuant to Regulation S-X (17 CFR), and (ii) statements of income and cash flows for the fiscal years ending December 31, 2008, December 31, 2009 and December 31, 2010, which statements of income and cash flows shall be prepared pursuant to Regulation S-X (17 CFR), and prepare an independent auditors’ report for such balance sheets and statements of income and cash flows, which report shall be in accordance with Rule 2-02 of  Regulation S-X (17 CFR 210.02-02), and which will also include a consent from such independent auditors to file such report with Buyer’s public filings.  Sellers represent and warrant that the Company’s books and Records are sufficient and accurate to produce the Company financial statements required to be filed with the SEC and to be audited by such auditors with reasonable effort, taking into account that the Company was not previously required to report under the Exchange Act.

11.3           Expenses.  Except as otherwise expressly provided in this Agreement, the Company, Sellers and Buyer shall each bear their own respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including, but not limited to fees and expenses of agents, representatives, advisors, consultants, legal counsel, and accountants (collectively “Transaction Costs”).

11.4           Schedules.  The Schedules are numbered to correspond to the various sections of this Agreement relating to the representations and warranties contained in this Agreement and certain other information called for by this Agreement.  Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein.

11.5           Public Announcements.  Any public announcement or similar publicity (excluding regulatory or governmental filings or other required public company filings) or with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines.  Buyer shall provide Sellers with a copy of any proposed public announcement prior to the release of such public announcement, including the current report on Form 8-K that Buyer will be required to file with the SEC within four (4) business days of the execution of this Agreement.  Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Sellers and the Company shall keep this Agreement strictly confidential and may not make any disclosure` of this Agreement to any Person.  Sellers and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.6           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) two (2) business days following the deposit of same in the U.S. mail, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Company:                           Global Medical Direct, LLC
14309 West 95th Street
Lenexa, KS 66285
Attn: Robert Shea
Fax No.(___) ___-_____

With a copy to:                  Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
Attn:  Thomas A. Rose
Fax No. (212) 930-9725

Sellers:                                Joseph Corso, Jr.
15 Ottavio Prmenade
Staten Island, NY 10307
Fax No, 718-227-5454

With a copy to:                   Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
Attn:  Thomas A. Rose
Fax No. (212) 930-9725

Sellers:                               Robert S. Shea

14309 West 95th Street
Lenexa, KS 66285

Mark Franz

14309 West 95th Street
Lenexa, KS 66285
Buyer:                                Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario, Canada M5J 2G2
Attn:  Mark A. Fletcher, Executive VP & General Counsel
Fax No. (416) 364-9363

With a copy to:                   Eckert Seamans Cherin & Mellott, LLC
Two Liberty Place
50 South 16th Street, 22nd Floor
Philadelphia, Pennsylvania  19102
Attn: Gary A. Miller
Fax No. (215) 851-8383

11.7           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Contemplated Transactions, shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

11.8            Recoupment.  Each Seller hereby agrees and acknowledges that in the event that any amount is or becomes due or payable by any Seller to the Buyer as Damages or otherwise, Buyer shall have the option (but not obligation) to elect to reduce, on a dollar-for-dollar basis, any amount owed, due or payable to one or more Sellers under this Agreement including any Anniversary Date Consideration or Indemnification Holdback Amount.  This elective right of setoff shall be cumulative and in addition to any and all additional remedies to which Buyer may be entitled at law or in equity.

11.9           Further Assurances.  The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.10         Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right, unless done so in writing signed by the party asserting such claim or right; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c)  no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.11         Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement supersedes and terminates any provision in the Term Sheet dated September 13, 2010 by and among the parties and the Company.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.12         Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authoring of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute of law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context expressly provides otherwise.  The word “including” shall mean including without limitation.  All words used in this Agreement will be construed to be of such gender or number as the circumstances may require.  If any party has Breached any representation, warranty or covenant contained in this Agreement, the fact that such party may not have Breached another representation, warranty or covenant contained in this Agreement which also relates to the same or similar subject matter shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant (regardless of the relative levels of specificity among such various representations, warranties or covenants).  In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, the statements in the body of this Agreement will control.

11.13         Assignments; Successors; No Third Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any subsidiary, parent or Affiliate of Buyer.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing contained in this Agreement will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) and those Persons expressly identified herein as receiving or obtaining rights or benefits hereunder, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

11.14         Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or arbitrator, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.15         Headings.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.

11.16         Time of Essence.  Time is of the essence with regard to each party’s performance under this Agreement and all dates and time periods set forth or referred to in this Agreement.

11.17         Governing Law.  This Agreement will be governed by the internal laws of the State of New York without regard to conflicts of laws principles.

11.18         Arm’s Length Negotiations.  Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement, (b) said party has relied solely and completely upon its own judgment in executing this Agreement, (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, (d) said party has acted voluntarily and of its own free will in executing this Agreement, (e) said party is not acting under duress, whether economic or physical, in executing this Agreement, and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

11.19         Counterparts/Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  A facsimile signature of any party shall be immediately binding upon such party and have the same legal effect as an original signature of such party.

11.20         Dispute Resolution. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise Breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Court, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Court in the event any dispute arises out of this Agreement or any of the Contemplated Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any Court other than a Court and the parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in the Court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  For purposes of this Section 11.20, “Court” shall mean (a) any state or Federal court located in the State of New York.

[Signatures appear on the following pages.]

[Signature Page to Limited Liability Company Ownership Interest Purchase Agreement.]

The parties have executed and delivered this Agreement as of the date first written above.
BUYER:

Generex Biotechnology Corporation,
a Delaware corporation

By:	/s/ Mark A. Fletcher	By:	/s/ Rose C. Perri

Its:	Interim President and CEO	Its:	COO and CFO

COMPANY:

Global Medical Direct, LLC, a Kansas
limited liability company

		By:	/s/ Robert S. Shea

		Its:	President

SELLERS:

/s/ Joseph Corso, Jr.
JOSEPH CORSO, JR.

/s/ Robert S. Shea
ROBERT S. SHEA

/s/ Mark Franz
MARK FRANZ